UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549


                                SCHEDULE 13G


                 Under the Securities Exchange Act of 1934
                   (Amendment No.                      )


                     Ohio State Financial Services, Inc.
                     -----------------------------------
                               (Name of Issuer)


                        Common shares, no par value
                        ---------------------------
                       (Title of Class of Securities)


                                 677911 10 9
                                --------------
                                (CUSIP Number)


                               December 31, 1999
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [   ]  Rule 13d-1(b)
    [   ]  Rule 13d-1(c)
    [ x ]  Rule 13d-1(d)

                             (Page 1 of 5 Pages)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


CUSIP No. 677911 10 9                13G                  (Page 2 of 5 Pages)
-----------------------------------------------------------------------------
     1  NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jon W. Letzkus
-----------------------------------------------------------------------------
     2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                            (a) [   ]
                                                            (b) [   ]
-----------------------------------------------------------------------------
     3  SEC USE ONLY

-----------------------------------------------------------------------------
     4  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
-----------------------------------------------------------------------------

 NUMBER OF        5  SOLE VOTING POWER

  SHARES             30,259
                  -----------------------------------------------------------
BENEFICIALLY      6  SHARED VOTING POWER

   OWNED             25,808
                  -----------------------------------------------------------
  BY EACH         7  SOLE DISPOSITIVE POWER

 REPORTING           30,259
                  -----------------------------------------------------------
  PERSON          8  SHARED DISPOSITIVE POWER

   WITH              25,808
-----------------------------------------------------------------------------
     9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        56,067
-----------------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                [   ]
-----------------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        10.0%
-----------------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        IN
-----------------------------------------------------------------------------


CUSIP No. 677911 10 9                13G                  (Page 3 of 5 Pages)
-----------------------------------------------------------------------------

Item 1(a).  Name of Issuer:
----------
            Ohio State Financial Services, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:
----------
            435 Main Street
            Bridgeport, Ohio  43912

Item 2(a).  Name of Person Filing:
----------
            Jon W. Letzkus

Item 2(b).  Address of Principal Business Office or, if none, Residence:
----------
            435 Main Street
            Bridgeport, Ohio  43912

Item 2(c).  Citizenship:
----------
            United States

Item 2(d).  Title and Class of Securities:
----------
            Common Stock

Item 2(e).  CUSIP Number
----------
            677911 10 9

Item 3.     If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b)
-------      or (c), check whether the person filing is a:

            (a)  [   ]  Broker or Dealer registered under Section 15 of the
                         Act (15 U.S.C. 78o).

            (b)  [   ]  Bank as defined in section 3(a)(6) of the Act
                         (15 U.S.C. 78c).

            (c)  [   ]  Insurance Company as defined in section 3(a)(19) of
                         the Act (15 U.S.C. 78c).


CUSIP No. 677911 10 9                13G                  (Page 4 of 5 Pages)

            (d)  [   ]  Investment Company registered under Section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e)  [   ]  An investment adviser in accordance with
                         [SECTION] 240.13d-1(b)(1)(ii)(E).

            (f)  [   ]  An employee benefit plan or endowment fund in
                         accordance with [SECTION] 240.13d-1(b)(1)(ii)(F).

            (g)  [   ]  A parent holding company or control person in
                         accordance with (SECTION] 240.13d-1(b)(1)(ii)(G).

            (h)  [   ]  A savings association as defined in Section 13(b) of
                         the Federal Deposit Insurance Act (12 U.S.C. 1813).

            (i)  [   ]  A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

            (j)  [   ]  A group, in accordance with
                          [SECTION] 240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership:
-------
            (a)  Amount Beneficially Owned:

                 56,067

            (b)  Percent of Class:

                 10.0%

            (c)  Number of shares as to which such person has:

                 (i)    sole power to vote or to direct the vote: 30,259

                 (ii)   shared power to vote or to direct the vote: 25,808

                 (iii)  sole power to dispose or to direct the disposition
                         of: 30,259

                 (iv)   shared power to dispose or to direct the disposition
                         of: 25,808

Item 5.     Ownership of Five Percent or Less of a Class:
-------
            Inapplicable


CUSIP No. 677911 10 9                13G                  (Page 5 of 5 Pages)


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person:
-------
            Inapplicable

Item 7.     Identification and Classification of the Subsidiary Which Acquired
-------      the Security Being Reported on by the Parent Holding Company:

            Inapplicable

Item 8.     Identification and Classification of Members of the Group:
-------
            Inapplicable

Item 9.     Notice of Dissolution of Group:
-------
            Inapplicable

Item 10.    Certification:
--------
            Inapplicable

Signature:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


April 14, 2000                    /s/ Jon W. Letzkus
-----------------------------     ---------------------------------------
Date                              Jon W. Letzkus